Exhibit 99.1

DRAFT

CONTACT: Fiona Thompson.: 877-898-8038

IMMTECH RECEIVES LISTING DETERMINATION LETTER

New York, New York, April 2, 2009 – Immtech Pharmaceuticals, Inc. (NYSE AMEX: IMM) today announced that on March 27, 2009, the Company received notice from the NYSE Amex LLC (the “Exchange”) indicating that the Exchange intends to initiate proceedings to delist the Company’s common stock. The Company intends to appeal this determination and request an oral hearing before the Exchange’s listing qualifications panel. Pursuant to Exchange rules, the delisting proceeding will be stayed pending the outcome of the Company’s appeal, subject to the Exchange’s on-going review of the Company’s status.

Specifically, as previously disclosed, Immtech was notified on December 23, 2008 by the Exchange that the Company is not in compliance with the Exchange’s requirements under Sections 1003(a)(ii), (iii) and (iv) of the Exchange’s Company Guide.

There is no assurance that the Company’s appeal will be successful. In the event that the Company’s common stock is delisted by the Exchange, the Company believes that its common stock will be eligible to trade or be quoted on alternative markets.

About Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) is focused on global opportunities in the healthcare sector and opportunities in China. Immtech aims to leverage its established expertise and other assets in both new drug sales and enhanced healthcare-related services, including research and information-providing services, for developed and developing countries. For additional information, please visit the Company’s website at http://www.immtechpharma.com.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech Pharmaceuticals, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Immtech’s annual report on Form 10-K for the year ended March 31, 2008 filed on June 18, 2008, and in its other SEC filings and include, but are not limited to: (i) conditions in the credit markets and the general economy; (ii) Immtech’s ability to obtain additional funds; (iii) Immtech’s ability to manage its remaining resources; (iv) Immtech’s ability to continue as a going concern; (v) Immtech’s ability to retain key personnel; (vi) the ability of Immtech’s scientists and collaborators to discover new compounds; (vii) the availability of additional research grants; (viii) Immtech’s ability to obtain regulatory approval of its drug candidates; (ix) the success of Immtech’s clinical trials; (x) dependence upon and contractual relationship with partners; (xi) Immtech’s ability to protect its intellectual property; and (xii) competition and alternative technologies.

In addition, Immtech does not undertake any obligation, and specifically disclaims any obligation to publicly update or revise forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.